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                 SEND A MESSAGE TO LADD THAT YOU WANT FULL VALUE
                                 FOR YOUR SHARES

                                                                    June 6, 2006

Dear Fellow Delcath Shareholder:

     You may have recently received a shareholder letter and proxy materials from Laddcap Value Partners LP and its principal Robert Ladd asking you to support his short-sighted proposal to explore a sale of Delcath Systems and to withhold support for the qualified independent company directors who stand for re-election.

          YOUR BOARD HAS AN OUTSTANDING TRACK RECORD OF VALUE CREATION
                     LADD'S SHORT-SIGHTED PROPOSAL DEPRIVES
                      SHAREHOLDERS OF THE VALUE YOU DESERVE

     Your experienced management and Board has a proven record of delivering results to its shareholders. Over the past approximately three years, the market value per share of the Company's Common Stock has increased by over 680%, and with recent fast-track approval and a Special Protocol Assessment and Agreement from the U.S. Food and Drug Administration ("FDA"), each of which is a significant step toward final FDA approval, Delcath's future prospects appear bright and promising. Your Board believes that, if the Company obtains pre-market approval from the FDA, the value of the Company's technology (and therefore the value of the Company) will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company today.

     While your Board remains focused on executing on the Company's successful business strategy that has delivered results to all shareholders, Mr. Ladd appears to be interested only in realizing short-term profits on his recently purchased shares. Mr. Ladd's shareholder proposal to retain an investment bank and put the Company up for sale now, before the Company receives final FDA approval for its novel technology, will deprive the Company's shareholders of the potential for substantial increased value in the future over what the Company is worth today.

     In our view, Ladd's short-sighted proposal is simply a tactic to help Ladd realize a quick profit on his recently purchased shares at the expense of all Delcath shareholders, so that he can boost the short-term returns of his under-performing hedge fund.(1) Accordingly, your Board strongly recommends that you reject Ladd's short-sighted effort to deprive Delcath shareholders of the full return that they deserve.

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(1)  The annual return for Mr. Ladd's fund for 2006 through April 2006 was 5.1%, for all 2005 was -1.7% and for 2004 was 0.7%, each considerably below the performance of the rest of the market. Source: Laddcap Value Partners LP April 2006 update to investors. Annual return for S&P SmallCap 600 for 2006 through April 2006 was 12.52%, for all 2005 was 6.65% and for 2004 was 21.59%.


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           WE ARE COMMITTED TO DOING THE RIGHT THING FOR SHAREHOLDERS

     We will pursue all appropriate means to ensure you receive the value you deserve. The Company's strong capital position, substantial increase in stock price and recent successful regulatory milestones leave the Company well-positioned to deliver exciting future results. Your experienced management and Board will continue to build on its long track record of successful achievement.

     Your Board is unanimous in its belief that Ladd's short-sighted proposal is not in the best interests of Delcath and its shareholders and welcomes the opportunity to meet constructively with any shareholder, including Mr. Ladd, to demonstrate the value inherent in our Company. Despite the fact that meetings with Mr. Ladd in the past have not been fruitful, the Company remains open to productive meetings with all shareholders to demonstrate the exciting future prospects of the Company.

                      PROTECT THE VALUE OF YOUR INVESTMENT
                         CONTINUE TO SUPPORT YOUR BOARD

     Delcath has a proven track record of delivering results to its shareholders and has exciting opportunities ahead. You deserve to receive the value of our successful business strategy by staying the course and continuing to support your hard-working management and Board. Don't let Ladd squander that value--which rightfully belongs to you--to realize his self-serving interests. SUPPORT your Board, vote FOR the Delcath nominees and AGAINST the short-sighted Ladd shareholder proposal.

     In order to ensure that every shareholder has an opportunity to vote his or her shares, no matter how few or how many shares he or she may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a shareholder. Please vote by TELEPHONE or by INTERNET today pursuant to the instructions enclosed. REMEMBER--every share and every vote counts! Alternatively, you may SIGN, DATE and MAIL your proxy card in the envelope provided. If you have any questions, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

     We appreciate your support and will continue to take the appropriate steps to protect your interests.

                                          Very truly yours,

                                          /s/ M.S. Koly
                                          M.S. Koly
                                          President and Chief Executive Officer

     This letter contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.